UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

The Meet Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	86-0879433
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Union Square Drive, New Hope, Pennsylvania	18938
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Exchange Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Series A Junior Participating Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.    ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.      ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.    ☐

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This Form 8-A/A (Amendment No. 1) amends the Registration Statement on Form 8-A filed on October 4, 2019 by The Meet Group, Inc., a Delaware corporation (the “Company”), with respect to the rights to purchase shares of the Company’s Series A Junior Participating Preferred Stock that were issued to the Company’s stockholders pursuant to the Section 382 Tax Benefits Preservation Plan, dated as of October 4, 2019 (the “Tax Benefits Plan”), by and between the Company and Action Stock Transfer Corporation, as Rights Agent (the “Rights Agent”). All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Tax Benefits Plan.

Item 1.	Description of Registrant’s Securities to be Registered.

Amendment to Tax Benefits Preservation Plan

On March 5, 2020, in connection with the execution of the Agreement and Plan of Merger, dated as of March 5, 2020 (the “Merger Agreement”), by and among The Meet Group, Inc., a Delaware corporation (the “Company”), eHarmony Holding, Inc., a Delaware corporation (“Parent”), Holly Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), and NCG NuCom Group SE, a European stock corporation, solely for the purpose of guaranteeing Parent’s obligations under the Merger Agreement as set forth therein, the Company and Action Stock Transfer Corporation (the “Rights Agent”) entered into Amendment No. 1 to Tax Benefits Preservation Plan (the “Amendment”) to that certain Tax Benefits Preservation Plan, dated as of October 4, 2019 (the “Tax Benefits Plan”), for the purpose of amending the Tax Benefits Plan to render it inapplicable to the Merger Agreement, the execution thereof, and the performance or consummation of the transactions contemplated thereby, including, without limitation, the Merger (as defined in the Merger Agreement). In particular, the Amendment provides that (i) none of the approval, adoption, execution, delivery, and/or amendment of the Merger Agreement, the public announcement and/or public disclosure by any person of the Merger Agreement or any of the transactions contemplated thereby, including, without limitation, the Merger, or the performance and/or consummation of any of the transactions contemplated by the Merger Agreement, including, without limitation, the Merger, will result in (A) any of Parent or the Merger Sub, or any of their respective Affiliates or Associates (as such terms are defined in the Tax Benefits Plan), either individually or together, being deemed to be an Acquiring Person (as defined in the Tax Benefits Plan) or Beneficial Owner (as defined in the Tax Benefits Plan) of the Company’s common stock or other securities, (B) the occurrence of a Triggering Event (as defined in the Tax Benefits Plan), (C) the occurrence of a Distribution Date (as defined in the Tax Benefits Plan), (D) the occurrence of a Stock Acquisition Date (as defined in the Tax Benefits Plan), or (E) the occurrence of a Section 11(a)(ii) Event (as defined in the Tax Benefits Plan), and (ii) if they have not previously expired, the Rights (as defined in the Tax Benefits Plan) will expire immediately prior to the Effective Time (as defined in the Merger Agreement), but only if the Effective Time shall occur.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of each of (i) the Tax Benefits Plan, which was attached as Exhibit 4.1 to the Company’s Registration Statement on Form 8-A as originally filed with the Securities and Exchange Commission on October 4, 2019 and is incorporated herein by reference, and (ii) the Amendment, which is attached as Exhibit 4.7 to this Registration Statement on Form 8-A/A and is incorporated herein by reference.

Item 2.	Exhibits.

The documents listed below are filed as exhibits to this Registration Statement:

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amendment No. 1, dated as of March 5, 2020, to Tax Benefits Preservation Plan, dated as of October 4, 2019, by and between The Meet Group, Inc. and Action Stock Transfer Corporation, as Rights Agent (incorporated by reference from Exhibit 4.1 to the Current Report on Form 8-K filed by The Meet Group, Inc. with the Securities and Exchange Commission on March 5, 2020).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

THE MEET GROUP, INC.
(Registrant)

Date: March 5, 2020	By:	/s/ Geoff Cook
Name: Geoff Cook Title: Chief Executive Officer